ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is made and entered into as of this 1 day of June, 2023 (the “Effective Date”) by and between SpotItEarly Ltd., an Israeli company (the “Company”) and Len Lichtenfeld , ID No. ____________  (the “Advisor”).

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.The Services

1.1The Company hereby engages the Advisor for consulting services, including, without limitation, the following: (i) Regulation & Reimbursement strategy; and (ii) Assistance with business development and strategic partnerships in the US; (iii) Provide clinical references; (iv) Discussions with KOLs (collectively, the “Services”), all in accordance with the terms and conditions of this Agreement.

1.2Advisor acknowledges and agrees that in carrying out Advisor’s obligation under this Agreement, Advisor (i) has no authority to make any commitment, undertaking or obligation in the name of or on behalf of the Company; (ii) shall have no authority to bind the Company to any contractual or other relations with any third party, without the prior written approval of the Company, and (iii) will not present itself as having any such powers or authorities.

2.Consideration. In consideration for, and subject to rendering the Services by Advisor to Company, Advisor shall receive from the Company the following consideration:

4.Subject to the approval of the Board of Directors of the Company, Advisor shall be granted an option to purchase up to 49,610 Ordinary Shares of the Company (the “Options”) subject to and in accordance with the terms and conditions set forth herein. The Options shall become vested and exercisable over a three-year period from the Effective Date (the “Vesting Period” and the “Vesting Commencement Date”, respectively), as follows: (i) 1/3 of the Options shall vest on the first anniversary of the Vesting Commencement Date (the “First Anniversary”); and (ii) additional 1/36 of the Options shall vest at the end of each subsequent month following the First Anniversary over a period of 24 months, in each case, subject to the continuous provision of the Services by Advisor under this Agreement at then applicable vesting date. The Options shall be granted in accordance with, and subject to, all terms and conditions of an applicable share option plan to be adopted by the Company and a grant letter to be entered into between Advisor and the Company. Advisor hereby acknowledges and agrees that in connection with the grant of the Options, Advisor shall be required to execute such additional documents and instruments as shall be requested by the Company, including, without limitation, an irrevocable proxy empowering a person designated by the Board of Directors of the Company to vote the shares underlying the Options.

2.1The Company shall pay the Advisor an hourly fee of US$ 250  (the “Fee”). The Fee shall be paid to Advisor against a duly issued invoice within 30 days from the receipt of any such invoice. The Options and the Fee shall be hereafter referred to as the “Consideration”.

2.2The Consideration constitute the total compensation payable by the Company to Advisor and Advisor shall not be entitled to any other form of compensation, shares, options, commission, fee, bonus, reimbursement or any other payment or compensation from the Company. Advisor will be solely responsible for, and will make proper and timely payment of, any and all withholdings, taxes, duties, fees or other impositions as may be levied in connection with the provision of the Services or in connection with the Consideration (including the option and the underlying shares or the sale thereof). In the event that pursuant to any law or regulation, tax is required to be withheld from any part of the consideration made to Advisor, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority or at the rate determined by said law or regulation. Without derogating from the generality of the foregoing, any and all tax consequences arising from the grant or exercise of the options and from the payment for, or the subsequent disposition of, shares covered thereby or from any other event or act of the Company or Advisor, shall be borne solely by Advisor.

3.Term and Termination

The term of this Agreement shall commence on the Effective Date, and shall continue until terminated by either party for convenience by a 14-day prior written notice to the other party (the “Term”).

4.Confidentiality and Intellectual Property

4.1Advisor hereby covenant and undertake that, during the Term and thereafter, absent the Company's prior written consent, any and all Proprietary Rights (as such term is defined below), information, documents and materials, written or oral, relating to the Company, its business or condition (actual or planned), including but not limited to, products, services, processes, techniques and know-how of the Company, disclosed to Advisor by the Company, or which otherwise becomes known to Advisor in connection with the Services, including the terms of this Agreement (the “Information”), shall be the sole property of the Company and shall be held and treated by Advisor in full and absolute confidence, and will not, without prior written consent, be disclosed or otherwise used by Advisor in any manner whatsoever, except as permitted by the Company. Advisor hereby covenant and undertake not to disclose the Information to any person or entity, and Advisor shall not use such Information, directly or indirectly, in whole or in part, for Advisor own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. Upon termination of this Agreement and, in any case, upon the Company's request, Advisor shall return immediately to the Company all Information.

4.2It is hereby clarified that the Services are limited solely to general consulting in connection with the Company’s business. In this respect, except otherwise authorized in advance and in writing by the Company’s CEO, Advisor is not expected to, and shall not, create, conceive, or reduce to practice, alone or with others, any intellectual property of any kind, nor shall Advisor provide the Company, or any of the Company personnel, any know-how, inventions, or confidential information (other than information which is in the public domain), or any suggestions for the research or development of Company's technology or product(s), whether current or contemplated. It is further clarified that Advisor shall not provide the Company with any other services or consulting beyond the scope of the Services, unless otherwise mutually agreed upon expressly by the parties hereto (“Additional Services”). Without derogating from the foregoing, if and to the extent Advisor and the Company shall agree that Advisor shall provide the Company with any Additional Services, then prior to providing any such Additional Services, Advisor undertakes to enter into a written intellectual property assignment agreement with Company under which Advisor acknowledges and undertakes that any and all intellectual property created by Advisor in connection with such Additional Services shall be the sole property of the Company, all in the form acceptable to the Company.

5.Warranties and Representations.

By signing hereunder Advisor represents and warrants to the Company that it has all right and authority to enter into this Agreement and to perform all obligations hereunder, any and all Services performed by Advisor hereunder shall not infringe upon any copyright, patent, trademark, trade secret or other proprietary right of any third party, including, without limitation, any current or former employer. Advisor further represent and warrant to the Company that its engagement with the Company (a) does not conflict with or breach any of the terms, conditions and provisions of any agreement, license, rules or other commitment to which Advisor is a party or by which Advisor is otherwise bound,  and (b) does not require consents, permits and approvals of any person or entity or any other third party. Advisor shall promptly inform the Company if any of the above representations and warranties changes and/or if any consent required has expired or is otherwise not in effect.

6.Miscellaneous

The Advisor is and shall remain an independent contractor and neither the Advisor nor any of its personnel, shall be or deemed to be an employee of the Company. The Advisor shall be solely responsible for any and all payments to its personnel, including without limitation all holiday allowance, overtime payments, withholding taxes, social insurance payments, health or life insurance premiums, pension plans, severance payments and other payments to which they may be entitled by law. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to such subject matter.  This Agreement shall not be modified or amended except by a written instrument, signed by the parties hereto. This Agreement shall be governed by the laws of the State of Israel, without giving effect to its internal rules of conflict of laws. The competent courts situated in Tel-Aviv, Israel, shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement. The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, the Advisor and their respective successors and assigns. This Agreement may not be transferred or assigned by the Advisor absent prior written consent of the Company. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. Upon termination of this Agreement, neither party shall have any further obligations under this agreement, except for the obligations under the provisions of Section 4 above which Section 4 shall survive any termination or expiration of this Agreement. All rights and remedies hereunder shall be cumulative, and the parties shall have the right to obtain all available equitable remedies for the enforcement of this Agreement. Any notice or other communication required or desired to be given by either party to the other hereunder shall be in writing and shall be deemed duly given for all purposes (a) seven (7) days after it is mailed by prepaid registered mail, return receipt requested; (b) within 24 business hours of the transmittal thereof by confirmed email or fax; or (c) upon the manual delivery thereof, to the respective addressee, or such other addresses of which notice as aforesaid has actually been received.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date stated above.

COMPANY	ADVISOR
SpotItEarly Ltd.
By: /s/ Udi Bobrovsky	Print Name: ____________________

Name: Udi Bobrovsky	Signature: _______________________

Title: 01.06.2023